Exhibit 11

                                                       MCMS, INC.
                                                   EARNINGS PER SHARE
                         (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                  Three months ended                   Nine months ended
                                                May 29,          May 28,          May 29,           May 28,
                                                 1997              1998             1997              1998

Net income basic                           $     2,364      $    (2,037)       $     8,421      $      (1,424)

Dividends on redeemable preferred
stock accumulated but not paid                      -              (825)                 -               (825)
                                           ------------        ---------       -----------      --------------
Net income available to common
stockholders                               $     2,364      $    (2,862)       $     8,421      $      (2,249)
                                           ============     ============       ============      ==============
Shares used to compute net income
per share:

Weighted average common shares
outstanding - basic and diluted                  1,000        5,000,000              1,000          1,667,333
                                           ============     ===========        ============      =============
Net income (loss) per share - basic
and diluted                                $     2,364      $     (0.57)       $     8,421      $       (1.35)
                                           ===========      ============       ===========      ==============



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